Exhibit 10.10

INDEPENDENT NON-EXECUTIVE DIRECTOR AGREEMENT

THIS INDEPENDENT NON-EXECUTIVE DIRECTOR AGREEMENT (this “Agreement”) is made and entered into effective as of [        ], 2021 (the “Effective Date”), between FGI Industries Ltd., a Cayman Islands exempted company (the “Company”), and [         ] (the “Director”).

WHEREAS, the Director has not been employed by, and has not performed executive services for, the Company; and

WHEREAS, the Company and the Director wish to memorialize the terms and conditions of the Director’s service as an independent director on the board of directors (the “Board”) of the Company;

NOW, THEREFORE, for and in consideration of the covenants and promises contained herein, the Company and the Director agree as follows:

1. Director. On behalf of the Company, the Board offers to retain the Director, and the Director agrees to serve in the capacity of an independent director on the Board, in accordance with the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, in accordance with the terms and subject to the conditions of this Agreement, commencing on the Effective Date and terminating on the third (3rd) anniversary of the Effective Date (the “Scheduled Termination Date”), unless terminated in accordance with the provisions of paragraph 6 below, in which case the provisions of paragraph 6 shall control. The Director affirms that no obligation exists between the Director and any other entity which would prevent or impede the Director’s immediate and full performance of every obligation under this Agreement.

2. Position and Duties. During the Director’s term, the Director may continue to serve in other non-Company related positions, and assume duties and responsibilities consistent with, the position of an independent non-executive director, provided, however, that under no circumstances may the Director engage in or undertake any other positions, duties, responsibilities or assignments that materially interfere with his duties to the Company. The Director agrees to devote the necessary working time, skill, energy and best business efforts and exercise his independent business judgment during the term of his service on the Board of the Company. The Director fully understands (i) his fiduciary and non-fiduciary duties as a director of the Company owed under the laws of the Cayman Islands, including but not limited to the duties of loyalty, skill and care, to act with a proper purpose and to avoid conflicts in the performance of his service as a Director, and (ii) his obligations under all relevant securities, company and other laws of the United States and any other jurisdictions in personal and corporate conduct.

Notwithstanding anything to the contrary contained herein, the Director may hold officer and non-executive director positions (or the equivalent position) in or at other entities that are not affiliated with the Company.

3. No Conflicts. The Director covenants and agrees that for so long as he is retained by the Company, he shall govern himself in such a way as to avoid any conflict with his duties in protecting the Company.

4. Compensation.

a. Base Remuneration. During the term of this Agreement, the Company shall pay, and the Director agrees to accept, in consideration for the Director’s services hereunder, a total annual cash retainer of U.S. $40,000, payable in accordance with the Company’s payroll policies then in effect (no less frequently than monthly). In addition, for each Committee on which Director serves, Director will receive additional compensation in the amount(s) specified below depending on whether Director serves as Chair or non-Chair member of such committee:

Committee	Chair	Other Members
Audit Committee	$15,000 per year	$3,000 per year
Compensation Committee	$10,000 per year	$3,000 per year
Nominating/Governance	$10,000 per year	$3,000 per year

The Board, acting without the Director, shall review the Director’s retainer as well as additional committee compensation annually to determine whether it should be increased. The decision to increase the Director’s retainer and the amount of any such increase shall be within the Board’s sole discretion.

b. Annual Stock Grant. During the term of this Agreement, the Director shall be eligible to receive an annual restricted stock unit (RSU) grant pursuant to the 2021 Equity Incentive Plan on the Effective Date and on each anniversary thereof, the number of RSUs calculated by dividing such dollar amount as shall be determined by the Board by the closing sale price for one ordinary share of the Company on the Company’s principal share exchange on the date of grant. Each grant will vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of shareowners or on such other schedule as shall be determined by the Board at the time of grant, provided the director remains a member of the Board as of the vesting date.  RSUs will settle in shares no later than March 15 of the calendar year following the date of vesting.

5. Expenses. During the term of this Agreement, the Director shall be entitled to payment or reimbursement of any reasonable expenses paid or incurred in connection with and related to the performance of the Director’s duties and responsibilities hereunder for the Company. All requests by the Director for payment of reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may require according to its existing policies, evidencing that the Director, in fact, incurred or paid said expenses. The Company shall make such reimbursements as soon as administratively practicable (and within 30 days) after the Director submits appropriate substantiation of such expenses but not later, in any event, than the last day of the calendar year immediately following the calendar year in which the Director incurs such reimbursable expense.

6. Nondisclosure of Confidential Information and Trade Secrets. Director shall not, during the term or after the termination of this Agreement, divulge, furnish, make accessible to, or use for the benefit of Director, independently, or any third party, any information, trade secrets, technical data or know-how relating to the business, business practices, methods, marketing strategies, financial information, pricing policies, customers, customer information, customer lists, products, processes, equipment or other confidential or proprietary aspect of the business of Company and/or any subsidiary or affiliate, and including all proprietary and confidential information of any customer or other party received by Company, except as may be required in good faith in the course of Director’s engagement with Company or by law, without the prior written consent of Company, unless such information is already known by Director prior to the date of engagement or shall become public knowledge (other than by reason of Director’s breach of this provision). Director acknowledges and agrees that all policies and operating procedures of the Company (whether developed by Director or other employees or contractors of the Company) constitute the confidential information of the Company.

7. Termination of Service. The Company or the Director may terminate this Agreement with an advance notice of at least 60 days. Upon termination of the Director, the Company shall only pay the Director any accrued but unpaid base remuneration and stock for service as a director prior to termination as soon as administratively practicable (and within 30 days) after the date of termination of service.

8. Indemnification and Insurance. The Company agrees to indemnify the Director per Clause 45 of the Company’s Articles of Association as below:

“Subject in the Statute of the Cayman Islands, every Director or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default. No such Director or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director or officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.”

9. Miscellaneous.

a. Notices. All notices permitted or required by this Agreement shall be deemed to have been delivered and received (a) when personally delivered, (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, (c) on the date on which transmitted by facsimile, email, or other electronic means producing a tangible receipt evidencing a successful transmission , or (d) on the next business day after the day on which deposited with a regulated public carrier (e.g., Federal Express), freight prepaid, addressed to the party for whom intended at the address, facsimile number, or email set forth on the signature page of this Agreement, or such other address, notice of which has been delivered in a manner permitted by this paragraph, as follows:

If to the Company:

FGI Industries, Ltd.

906 Murray Road

East Hanover, New Jersey 07936

Attn: Executive Chairman

Email: johnc@foremostgroups.com

If to the Director:

b. Notices. Telephone, stationery, postage, e-mail, the internet and other resources made available to the Director by the Company, are solely for the furtherance of the Company’s business.

c. Governing Law; Venue. All issues and disputes concerning, relating to or arising out of this Agreement and from the Director’s service to the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the State of New Jersey’s principles of conflicts of law, and each party hereby consents to the jurisdiction of the state courts of the State of New Jersey for purposes of all actions commenced to construe or enforce this Agreement.

d. Notices. The Director and the Company agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

e. Complete Agreement; Amendments. This instrument constitutes the entire Agreement between the parties regarding its subject matter. When signed by all parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the Company and the Director.

f. Counterparts; Electronic Signatures; Further Assurances; Headings. This Agreement may be executed in counterparts. A counterpart transmitted via facsimile or e-mail, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

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THE INDEPENDENT NON-EXECUTIVE DIRECTOR HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION HEREOF.

[DIRECTOR]	FGI INDUSTRIES, LTD.

	By:	/s/
	Name:	JOHN S CHEN
	Title:	EXECUTIVE CHAIRMAN